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                                                                    EXHIBIT 99.3
                             INTERCONTINENTAL BANK
                           200 SOUTHEAST FIRST STREET
                              MIAMI, FLORIDA 33131
                                 (305) 377-6900
                                                                          , 1995
Dear Fellow Shareholder:
     You are cordially invited to attend a special meeting of shareholders (the "Special Meeting") of Intercontinental Bank ("ICBK") to be held on Monday,
October 30,               , 1995, at                   at       a.m. (local
time). The matters to be considered and voted upon at this Special Meeting are of great importance to the future of your investment in ICBK.
     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated June 26, 1995, between NationsBank Corporation ("NationsBank") and ICBK (the "Agreement"), pursuant to which NationsBank will acquire ICBK through a merger (the "Merger") of ICBK with a wholly owned national banking association subsidiary of NationsBank. Pursuant to the Merger, each issued and outstanding share of common stock of ICBK ("ICBK Common Stock") will be converted into: (i) the right to receive whole shares of common stock of NationsBank (the "NationsBank Common Stock"), at a per share exchange ratio equal to $30 divided by the average closing price of one share of NationsBank Common Stock on the New York Stock Exchange Composite Transactions List during the ten-trading-day period ending five business days prior to the closing of the Merger; and (ii) cash in lieu of any fractional shares. The Agreement also requires the redemption of each outstanding share of ICBK Series A preferred stock, no par value, at $1.00 per share, immediately prior to the effective time of the Merger.
     Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement-Prospectus, which we urge you to read carefully.
     YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND RECOMMENDS THAT YOU
VOTE FOR THE APPROVAL OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED
THEREBY.
     Whether or not you plan to attend the Special Meeting in person, and regardless of the number of shares you own, we urge you to complete, sign, date and return the enclosed Proxy Card promptly in the accompanying postage-paid envelope. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned the proxy card.
                                         Sincerely yours,
                                         William H. Allen, Jr., Chairman of the
                                         Board
                                         William L. Morrison, President
  PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY IN THE
                     ENCLOSED POSTAGE-PAID RETURN ENVELOPE.